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COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

TAX SHELTERED ANNUITY RIDER

As used in this Rider, "Contract" means the contract or certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The Contract, as amended, is intended to qualify as a tax sheltered annuity under Section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     1. Your rights under the Contract are subject to Your 403(b) program, Code Section 403(b), and any other applicable law (including, if applicable, the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). You are responsible for determining that contributions, transfers, loans, distributions, and beneficiary designations comply with Your 403(b) program, including any Plan documents, and applicable law.

     2. The Contract is not transferable or assignable and is established for the exclusive benefit of You and Your Beneficiaries. It may not be sold, assigned, alienated, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than Us, except as permitted by applicable law.

     3.   Your entire interest in the Contract shall be nonforfeitable.

     4. All contributions attributable to elective deferrals made on Your behalf may not in any taxable year exceed the amount specified in Code sections 402(g) and 414(v).

     5. Except as may be otherwise permitted by the Code, distributions under the Contract attributable to contributions made pursuant to a salary reduction agreement may be made only upon Your (i) attainment of age 59 1/2; (ii) severance from employment; (iii) death or disability; or
          (iv) hardship, as defined in Code section 403(b)(11)(B). Distributions in the case of hardship are limited to Your salary reduction contributions and may not be made with regard to income attributable to such contributions.

     6. Distributions under the Contract must satisfy the minimum distribution rules in Code sections 401(a)(9) and 403(b)(10) and the regulations thereunder.

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          "Required Beginning Date" means April 1 of the calendar year following the later of the calendar year in which You (i) obtain age 70 1/2, or
          (ii) retire.

          The annual distribution required to be made by the Required Beginning Date is for the calendar year in which You reach age 70 1/2. Annual payments for subsequent years, including the year in which the Required Beginning Date occurs, must be made by December 31 of the year.

     7. Any amount that becomes payable to You during Your lifetime must begin on or before the Required Beginning Date and will be payable to You in substantially equal amounts, no less frequently than annually.

          (a) Annuity payments must be either non-increasing or they may increase only as provided in Q&A-14 of Treasury Regulations section 1.401(a)(9)-6.

          (b) If an option for distribution provides a form other than an irrevocable annuity that is non-increasing (other than acceleration), distribution of Your Contract Value must satisfy the individual account requirements of Treasury Regulations section 1.409(a)(9)-5.

          In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Treasury Regulations section 1.401(a)(9)-6. This distribution period cannot exceed the periods specified in Treasury Regulations section 1.401(a)(9)-6.

     8.   Distribution after Your Death.

          (a) If You die after distribution has begun, the remaining portion of Your interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to Your death.

          (b) If You die before distribution has begun, the entire interest will be distributed according to the following provisions:

               (i) If Your Beneficiary is someone other than Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death, over the remaining life expectancy of Your Beneficiary, with such life expectancy determined using the age of Your Beneficiary as of his or her birthday in the year following the year of Your death, or, if elected, in accordance with paragraph (iii) below.

               (ii) If Your Beneficiary is Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death (or by the end of the calendar year in which You would have attained age 70 1/2, if later), over such

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                     spouse's life, or, if elected, in accordance with paragraph
                     (iii) below. If Your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of Your spouse's death, over Your spouse's designated beneficiary's remaining life expectancy determined using the beneficiary's age as of his or her birthday in the year following the death of Your spouse, or, if elected, will be distributed in accordance with paragraph (iii) below. If Your surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the method of distribution being used prior to Your surviving spouse's death.

               (iii) If there is no Beneficiary, or if applicable by operation of paragraph (i) or (ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of Your death (or of Your spouse's death in the case of Your surviving spouse's death before distributions are required to begin under paragraph (ii) above).

          (c) For purposes of this paragraph, required distributions are considered to commence on Your required beginning date or, if applicable, on the date distributions are required to begin to Your surviving spouse under paragraph (b) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulations section 1.401(a)(9)-6, then required distributions are considered to commence on the Annuity Date.

     9. For purposes of the forgoing provisions, life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulations section 1.401(a)(9)-9. If distributions are being made to Your surviving spouse as the sole beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to Your spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to Your Beneficiary's age in the year specified in Paragraph 9(B)(i) or (ii) and reduced by 1 for each subsequent year.

     10. In accordance with the provisions of Code section 402(c), and as part of the Contract, You may Directly Rollover an Eligible Rollover Distribution into an Eligible Retirement Plan, and such distribution will not be includible in Your gross income for the taxable year in which it is paid.

          For purposes of this section, the following definitions apply:

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          (a)  Eligible Rollover Distribution. An Eligible Rollover Distribution
               is any distribution of all or any portion of the Contract Value to Your credit, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for Your life (or life expectancy) or the joint lives (or joint life expectancies) of You and Your designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required to comply with the minimum distribution and incidental death benefit requirements of Code sections 401(a)(9) and 403(b)(10); hardship distributions; and, to the extent provided in section 402(a), the portion of any distribution that is not includible in gross income. An eligible rollover distribution also does not include any other amounts that may be excluded under regulations, procedures, notices or other rulings interpreting the term eligible rollover distribution under Code section 401(a)(31), 402 or 403(b).

          (b) Eligible Retirement Plan. An Eligible Retirement Plan is an individual retirement account described in Code section 408(a), an individual retirement annuity described in Code section 408(b), another 403(b) annuity or 403(b)(7) custodial account, a qualified plan described in Code section 401(a), or a governmental section 457(b) plan that agrees to separately account for rollovers. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          (c) Direct Rollover. A Direct Rollover is a payment of an Eligible Rollover Distribution directly to the Eligible Retirement Plan You specify.

          We reserve the right to prescribe reasonable forms and procedures for the election of Direct Rollovers under this paragraph including, but not limited to, requirements that You provide Us with adequate information, including, but not limited to: the name of the Eligible Retirement Plan to which the rollover is to be made; a representation that the recipient plan is an Eligible Retirement Plan; acknowledgement from the recipient plan that it will accept the Direct Rollover; and any other information necessary to make the Direct Rollover,

     11. If Your 403(b) program provides for plan loans, and if not prohibited by any other Rider to the Contract, We may make loans to You on the sole security of Your Fixed Account within the limits of Code section 72(p) and on the following terms and conditions. You are responsible to determine that the loan is consistent with the terms of Your 403(b) program and applicable law.

          (a) Upon receipt of a loan agreement made in the form prescribed by Us and signed by You, You will be eligible to receive a loan. You may have only one loan outstanding at a time, unless otherwise specified in Our loan procedures.

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          (b)  The minimum and maximum loan amounts will be set forth in Our loan procedures. The maximum loan amount shall not be greater than the amount permitted by Code section 72(p).

          (c) The loan will be administered from the Fixed Account. However, We reserve the right to administer the loan from another designated account for contracts with the same form number as the Contract. The administering account will be assigned as security for the loan at the time the loan is made. Any additional value required as security beyond the value of the administering account will be obtained by transfer from the other accounts established under the Contract, if any. Such other accounts as well as transfer provisions are described in the Contract. We may defer the granting of a loan from our Fixed Account for six months from the date of Our receipt of a loan request in Good Order.

          (d) The amount of Debt will reduce the amount payable upon death or surrender or the amount that may be applied under an Annuity Option.

          (e) Loan interest rates may depend on whether the Plan is subject to ERISA. The applicable interest rates are stated in our Loan procedures. Moreover, the interest rate and any service fees charged on a loan will be stated in the loan agreement.

          (f) Any loan will be repaid by You over a specified period of time, but no more than five (5) years from the date of borrowing unless the loan is made to acquire Your principal residence as permitted by Code section 72(p). Any loan must be amortized on a substantially level basis with payments not less frequently than monthly. A loan may be repaid in full or in part at any time prior to the Annuity Date, and all Debt must be repaid in full prior to the transfer of any amounts to another contract.

               In the event You do not repay all or a portion of the principal amount of any loan within the time prescribed, You will continue to be liable for any unpaid loan balance, in addition to any interest owed on principal payments not made. Any default in the payment of principal or interest on a loan will (i) reduce the amount available for distribution to You or Your Beneficiary, and
               (ii) if not cured within the period prescribed under Code section 72(p), will be treated as a deemed taxable distribution to You and may result in adverse tax consequences.

               Should Debt equal or exceed the Contract Value, We will mail to Your last known address a Notice of Termination. The Contract will terminate thirty-one (31) days after such Notice of Termination is mailed by Us, and Debt will be treated as a withdrawal. Adverse tax consequences may result.

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          (g)  If Your 403(b) program is subject to ERISA, before we make a loan, the plan administrator must determine that the requirements of ERISA, including section 408(b)(1) and the regulations thereunder, have been satisfied.

          We reserve the right to adopt procedures and specify additional terms and conditions for loans as we determine to be proper to administer this Paragraph (11), including procedures for telephonic or other electronic loan requests and deemed execution of loan documentation.

     12. This Rider is intended to qualify the Contract under the provisions of Code Section 403(b) for federal income tax purposes. The provisions of the Contract in conjunction with the provisions of this Rider are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend or modify the Contract or this Rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax advantages available to a tax sheltered annuity under Code Section 403(b) and any other applicable law. We will send You a copy of any such amendment to this Rider.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.



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             Secretary                               President